Exhibit 99.1

Sanderson Farms, Inc.
GENERAL OFFICES
Post Office Box 988 • Laurel, Mississippi 39441-0988
Telephone (601) 649-4030 • Facsimile (601) 426-1461

Contact: Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030

SANDERSON FARMS, INC. REPORTS

RESULTS FOR THIRD QUARTER OF FISCAL 2016

LAUREL, Miss. (August 25, 2016) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for the third fiscal quarter and nine months ended July 31, 2016.

Net sales for the third quarter of fiscal 2016 were $728.0 million compared with $739.9 million for the same period a year ago. For the quarter, the Company reported net income of $54.7 million, or $2.42 per share, compared with net income of $50.9 million, or $2.27 per share, for the third quarter of fiscal 2015.

Net sales for the first nine months of fiscal 2016 were $2,025.2 million compared with $2,123.9 million for the first nine months of fiscal 2015. Net income for the first nine months of fiscal 2016 totaled $113.0 million, or $5.01 per share, compared with net income of $188.6 million, or $8.28 per share, for the first nine months of last year.

“Sanderson Farms’ financial results for the third quarter of fiscal 2016 reflect a continued favorable balance of the supply and demand for fresh chicken sold to retail grocery store customers,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “That balance was reflected in a Georgia Dock whole bird price that, while lower on average than during last year’s third fiscal quarter, remained strong during the current third fiscal quarter. Market prices for products from our plants that process a larger bird were mixed during the quarter when compared with last year’s third fiscal quarter. Bulk leg quarter prices came under pressure during last year’s third fiscal quarter as a result of weak export demand due to bans on United States poultry products related to the discovery of avian influenza in the United States, a relatively strong United States dollar and lower oil revenue in countries with oil-based economies. Market prices for bulk leg quarters were higher this year as all avian influenza-related import bans have been lifted except for China’s, but prices remain below historical averages as the other headwinds remain. Food service traffic and demand in the United States remain stubbornly static, and flat demand combined with additional industry production and higher domestic poultry supplies as a result of lower exports kept a lid on market prices for boneless breast meat during our third fiscal quarter. However, market prices for boneless breast meat have moved significantly higher during August.”

According to Sanderson, compared with the third fiscal quarter of 2015, the average Georgia Dock price for whole chickens was approximately 3.6 percent lower, boneless breast meat prices were lower by approximately 12.7 percent, the average market price for bulk leg quarters increased approximately 29.6 percent, and jumbo wing prices were lower by 3.6 percent. The Company’s average feed cost per pound of poultry products processed decreased 1.76 cents per pound, or 6.5 percent, compared with the third quarter of fiscal 2015, and prices paid for corn and soybean meal, the Company’s primary feed ingredients, increased 2.5 percent and decreased 6.9 percent, respectively, compared with the third quarter of fiscal 2015.

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SAFM Reports Results For Third Quarter of Fiscal 2016

August 25, 2016

“We continue to be pleased with progress at our new Palestine, Texas, facilities,” said Sanderson. “The plant is now operating at near full capacity, and the startup has been well executed. Construction continues on our new St. Pauls, North Carolina, facilities, and we look forward to the opportunities the new facilities will provide to our shareholders, our customers and our employees when we begin processing at the new plant during our first fiscal quarter of 2017.”

Sanderson Farms will hold a conference call to discuss this press release today, August 25, 2016, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s website at www.sandersonfarms.com. To listen to the live call, please go to the website at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through September 25, 2016. Those without Internet access or who prefer to participate via telephone may call 888-205-6458, access code 8471828.

Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared chicken items. Its shares trade on the NASDAQ Global Select Market under the symbol SAFM.

This press release includes forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on a number of assumptions about future events and are subject to various risks, uncertainties and other factors that may cause actual results to differ materially from the views, beliefs, projections and estimates expressed in such statements. These risks, uncertainties and other factors include, but are not limited to, those discussed under “Risk Factors” in the Company’s Annual Report on Form10-K for the year ended October 31, 2015 and its subsequent Quarterly Reports on Form 10-Q filed with the SEC, and the following:

(1) Changes in the market price for the Company’s finished products and feed grains, both of which may fluctuate substantially and exhibit cyclical characteristics typically associated with commodity markets.

(2) Changes in economic and business conditions, monetary and fiscal policies or the amount of growth, stagnation or recession in the global or U.S. economies, any of which may affect the value of inventories, the collectability of accounts receivable or the financial integrity of customers, and the ability of the end user or consumer to afford protein.

(3) Changes in the political or economic climate, trade policies, laws and regulations or the domestic poultry industry of countries to which the Company or other companies in the poultry industry ship product, and other changes that might limit the Company’s or the industry’s access to foreign markets.

(4) Changes in laws, regulations, and other activities in government agencies and similar organizations applicable to the Company and the poultry industry and changes in laws, regulations and other activities in government agencies and similar organizations related to food safety.

(5) Various inventory risks due to changes in market conditions, including, but not limited to, the risk that market values of live and processed poultry inventories might be lower than the cost of such inventories requiring a downward adjustment to record the value of such inventories at the lower of cost or market as required by generally accepted accounting principles.

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SAFM Reports Results For Third Quarter of Fiscal 2016

August 25, 2016

(6) Changes in and effects of competition, which is significant in all markets in which the Company competes, and the effectiveness of marketing and advertising programs. The Company competes with regional and national firms, some of which have greater financial and marketing resources than the Company.

(7) Changes in accounting policies and practices adopted voluntarily by the Company or required to be adopted by accounting principles generally accepted in the United States.

(8) Disease outbreaks affecting the production, performance and/or marketability of the Company’s poultry products, or the contamination of its products.

(9) Changes in the availability and cost of labor and growers.

(10) The loss of any of the Company’s major customers.

(11) Inclement weather that could hurt Company flocks or otherwise adversely affect its operations, or changes in global weather patterns that could affect the supply of feed grains.

(12) Failure to respond to changing consumer preferences and negative media campaigns.

(13) Failure to successfully and efficiently start up and run a new plant or integrate any business the Company might acquire.

Readers are cautioned not to place undue reliance on forward-looking statements made by or on behalf of Sanderson Farms. Each such statement speaks only as of the day it was made. The Company undertakes no obligation to update or to revise any forward-looking statements. Most of the factors described above cannot be controlled by the Company. When used in this press release, the words “believes”, “estimates”, “plans”, “expects”, “should”, “outlook”, and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Examples of forward-looking statements include (but are not limited to) statements of the Company’s belief about future earnings, expansion plans, sales, production, and expenses, including feed grain costs.

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SAFM Reports Results For Third Quarter of Fiscal 2016

August 25, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	July 31,		July 31,
	2016	2015	2016	2015
Net sales	$727,991	$739,933	$2,025,246	$2,123,888
Costs and expenses:
Cost of sales	598,563	612,761	1,731,900	1,716,529
Selling, general and administrative	44,565	47,339	114,898	114,947

	643,128	660,100	1,846,798	1,831,476

Operating income	84,863	79,833	178,448	292,412
Other income (expense):
Interest income	77	0	77	39
Interest expense	(428)	(556)	(1,279)	(1,669)
Other	9	15	19	78

	(342)	(541)	(1,183)	(1,552)

Income before income taxes	84,521	79,292	177,265	290,860
Income tax expense	29,805	28,411	64,266	102,230

Net income	$54,716	$50,881	$112,999	$188,630

Basic earnings per share	$2.42	$2.27	$5.01	$8.28

Diluted earnings per share	$2.42	$2.27	$5.01	$8.28

Dividends per share	$0.22	$0.22	$0.66	$0.66

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SAFM Reports Results For Third Quarter of Fiscal 2016

August 25, 2016

SANDERSON FARMS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

	July 31,	October 31,
	2016	2015
	(Unaudited)	(1)
ASSETS
Current assets:
Cash and cash equivalents	$242,980	$196,659
Accounts receivable, net	118,627	112,924
Inventories	227,677	198,753
Refundable income taxes	—	16,414
Deferred income taxes	3,637	4,709
Prepaid expenses and other current assets	37,557	33,331

Total current assets	630,478	562,790
Property, plant and equipment	1,430,451	1,318,530
Less accumulated depreciation	(681,532)	(636,196)

	748,919	682,334
Other assets	5,421	6,337

Total assets	$1,384,818	$1,251,461

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$81,036	$62,816
Accrued expenses	61,531	88,431
Accrued income taxes	12,234	—
Current maturities of long-term debt	—	10,000

Total current liabilities	154,801	161,247
Claims payable	8,400	7,500
Deferred income taxes and other liabilities	79,334	52,853
Commitments and contingencies
Stockholders’ equity:
Common stock	22,579	22,521
Paid-in capital	125,952	111,687
Retained earnings	993,752	895,653

Total stockholders’ equity	1,142,283	1,029,861

Total liabilities and stockholders’ equity	$1,384,818	$1,251,461

(1)

The Condensed Consolidated Balance Sheet at October 31, 2015, was derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by U.S. generally accepted accounting principles for complete financial statements.

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